News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE COMPLETES REDEMPTION OF SENIOR NOTES

MEMPHIS, TN October 7, 2010 – Buckeye Technologies Inc. (NYSE: BKI) today announced that on October 1, 2010 it completed the redemption of its remaining 8.5% Senior Notes due 2013.  Buckeye redeemed these notes using a combination of drawings on Buckeye’s $200 million revolving credit facility and cash on hand.  The Company also announced that it was currently engaged in discussions to replace its current bank facility, which matures in July 2012, with a 5-year $300 million facility.  Borrowings under the new facility are expected to bear modestly higher interest rates than under the Company's current credit facility.  The Company anticipates closing on the new facility before the end of October, 2010.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release are not historical facts but are forward-looking statements regarding the Company's intentions to enter into a new credit facility.  The Company’s ability to replace its credit facility will depend, among other things, on market conditions, and there can be no assurance that the Company will complete this initiative on the anticipated terms or at all.  Risks and uncertainties related to the Company’s business are discussed in its Annual Report on form 10-K for the year ended June 30, 2010.  The Company undertakes no obligation to update forward-looking statements.